PUTNAM FUNDS

SUB-MANAGEMENT CONTRACT

This Sub-Management Contract is dated as of May 15, 2008, between PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”) and PUTNAM INVESTMENTS LIMITED, a company organized under the laws of England and Wales (the “Sub-Manager”).

WHEREAS, the Manager is the investment manager of each of the investment companies registered under the United States Investment Company Act of 1940, as amended, that are identified on Schedule A hereto, as it may from time to time be amended by the Manager (the “Funds”), and a registered investment adviser under the United States Investment Advisers Act of 1940, as amended;

WHEREAS, the Sub-Manager is licensed as an investment manager by the Financial Services Authority of the United Kingdom (the “FSA”); and

WHEREAS, the Manager desires to engage the Sub-Manager from time to time to manage a portion of certain of the Funds:

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1. SERVICES TO BE RENDERED BY SUB-MANAGER

(a) The Sub-Manager, at its expense, will furnish continuously an investment program for that portion of any Fund the management of which is allocated from time to time by the Manager to the Sub-Manager (an “Allocated Sleeve”). The Manager shall, in its sole discretion, determine which Funds will have an Allocated Sleeve and the amount of assets allocated from time to time to each such Allocated Sleeve; provided that, with respect to any Fund, the Trustees of such Fund must have approved the use of the Sub-Manager prior to the creation of an Allocated Sleeve for such Fund. The Sub-Manager will determine what investments shall be purchased, held, sold or exchanged by any Allocated Sleeve and what portion, if any, of the assets of the Allocated Sleeve shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund’s investments held in such Allocated Sleeve.

(b) The Manager may also, at its discretion, request the Sub-Manager to provide assistance with purchasing and selling securities for any Fund, including the placement of orders with broker-dealers selected in accordance with Section 1(d), even if the Manager has not established an Allocated Sleeve for such Fund.

(c) The Sub-Manager at its expense will furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully.

(d) The Sub-Manager shall place all orders for the purchase and sale of portfolio investments for any Allocated Sleeve with brokers or dealers selected by the Sub-Manager. In the selection of such brokers or dealers and the placing of such orders, the Sub-Manager shall use its best efforts to obtain for the related Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Manager, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Funds may determine, the Sub-Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager or the Sub-Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund and to other clients of the Manager or the Sub-Manager as to which the Manager or the Sub-Manager exercises investment discretion. The Sub-Manager agrees that in connection with purchases or sales of portfolio investments for any Fund, neither the Sub-Manager nor any officer, director, employee or agent of the Sub-Manager shall act as a principal or receive any commission other than as provided in Section 3.

(e) The Sub-Manager shall not be obligated to pay any expenses of or for the Manager or any Fund not expressly assumed by the Sub-Manager pursuant to this Section 1.

(f) In the performance of its duties, the Sub-Manager will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of each applicable Fund and such Fund’s stated investment objectives, policies and restrictions, and will use its best efforts to safeguard and promote the welfare of such Fund and to comply with other policies which the Manager or the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Manager.

2. OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of a Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Manager, and in any person controlled by or under common control with the Sub-Manager, and that the Sub-Manager and any person controlled by or under common control with the Sub-Manager may have an interest in such Fund. It is also understood that the Sub-Manager and any person controlled by or under common control with the Sub-Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3. COMPENSATION.

Except as provided below, the Manager will pay to the Sub-Manager as compensation for the Sub-Manager’s services rendered, a fee, computed and paid quarterly at the annual rate of 0.35% per annum of average aggregate net asset value of the assets in equity and asset allocation

Allocated Sleeves and 0.40% per annum of average aggregate net asset value of the assets in fixed-income Allocated Sleeves. Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during a quarter at the close of business on each business day during such quarter while this Contract is in effect. Such fee shall be payable for each quarter within 30 days after the close of such quarter. The Sub-Manager shall look only to the Manager for payment of its fees. No Fund shall have any responsibility for paying any fees due the Sub-Manager.

With respect to each of Putnam High Income Securities Fund, Putnam Master Intermediate Income Trust and Putnam Premier Income Trust, the Manager will pay to the Sub-Manager as compensation for the Sub-Manager’s services rendered, a fee, computed and paid quarterly at the annual rate of 0.40% of Average Weekly Assets in Allocated Sleeves. “Average Weekly Assets” means the average of the weekly determinations of the difference between the total assets of the Fund (including any assets attributable to leverage for investment purposes) attributable to an Allocated Sleeve and the total liabilities of the Fund (excluding liabilities incurred in connection with leverage for investment purposes) attributable to such Allocated Sleeve, determined at the close of the last business day of each week, for each week which ends during the quarter. Such fee shall be payable for each quarter within 30 days after the close of such quarter. As used in this Section 3, “leverage for investment purposes” means any incurrence of indebtedness the proceeds of which are to be invested in accordance with the Fund’s investment objective. For purposes of calculating Average Weekly Assets, liabilities associated with any instruments or transactions used to leverage the Fund’s portfolio for investment purposes (whether or not such instruments or transactions are “covered” within the meaning of the Investment Company Act of 1940 and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff) are not considered liabilities. For purposes of calculating Average Weekly Assets, the total assets of the Fund will be deemed to include (a) any proceeds from the sale or transfer of an asset (the “Underlying Asset”) of the Fund to a counterparty in a reverse repurchase or dollar roll transaction and (b) the value of such Underlying Asset as of the relevant measuring date.

In the event that the Manager’s management fee from any of Putnam High Income Securities Fund, Putnam Master Intermediate Income Trust or Putnam Premier Income Trust is reduced pursuant to the investment management contract between such Fund and the Manager because during any Measurement Period (as defined below) the amount of interest payments and fees with respect to indebtedness or other obligation of the Fund incurred for investment leverage purposes, plus additional expenses attributable to any such leverage for investment purposes, exceeds the portion of the Fund’s net income and net short-term capital gains (but not long-term capital gains) accruing during such Measurement Period as a result of the fact that such indebtedness or other obligation was outstanding during the Measurement Period, the fee payable to the Sub-Manager with respect to such Fund shall be reduced in the same proportion as the fee paid to the Manager with respect to such Fund is so reduced. “Measurement Period” shall be any period for which payments of interest or fees (whether designated as such or implied) are payable in connection with any indebtedness or other obligation of the Fund incurred for investment purposes.

If the Sub-Manager shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4. ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended with respect to any Allocated Sleeve unless such amendment be approved at a meeting by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the related Fund who are not interested persons of such Fund or of the Manager.

5. EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) Either party hereto or, with respect to any Allocated Sleeve, the related Fund may at any time terminate this Contract by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b) With respect to any Allocated Sleeve, if (i) the Trustees of the related Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Trustees of such Fund who are not interested persons of such Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate at the close of business on the anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later, or

(c) With respect to any Allocated Sleeve, automatically upon termination of the Manager’s investment management contract with the related Fund.

Action by a Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of such Fund.

Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6. CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares of a Fund” means the affirmative vote, at a duly called and held meeting of shareholders of such Fund, (a) of the holders of 67% or more of the shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the United States Investment Company Act of 1940 and the Rules and Regulations thereunder (the “1940 Act”), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, and the Rules and Regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the United States Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7. NON-LIABILITY OF SUB-MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Manager, or reckless disregard of its obligations and duties hereunder, the Sub-Manager shall not be subject to any liability to the Manager, any Fund or to any shareholder of any Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8. ADDITIONAL PROVISIONS

(a) The Sub-Manager represents that it is regulated by the FSA in the conduct of its investment business. The Sub-Manager has in operation a written procedure in accordance with FSA rules for the effective consideration and proper handling of complaints from customers. Any complaint by the Manager or any Fund should be sent to the Compliance Officer of the Sub-Manager. The Manager and any Fund is also entitled to make any complaints about the Sub-Manager to the Financial Ombudsman Service established by the FSA. The Manager and any Fund may also request a statement describing its rights to compensation in the event of the Sub-Manager’s inability to meet its liabilities.

(b) The Manager represents that it and each Fund are “Professional Customers” in the meaning of FSA rules.

(c) Although each Fund is not a party hereto and shall have no responsibility for the Manager’s or the Sub-Manager’s obligations hereunder, each Fund is named as explicit third party beneficiary of the parties’ agreements hereunder.

IN WITNESS WHEREOF, PUTNAM INVESTMENTS LIMITED and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed in duplicate on its behalf by an officer duly authorized, all as of the day and year first above written.

PUTNAM INVESTMENTS LIMITED

/s/ William T. Connolly
By:	___________________
William T. Connolly
Senior Managing Director

PUTNAM INVESTMENT MANAGEMENT, LLC

/s/ James P. Pappas
By:	___________________
James P. Pappas
Managing Director

Schedule A

Putnam Asset Allocation – Balanced Portfolio (effective May 15, 2008)
Putnam Asset Allocation – Conservative Portfolio (effective May 15, 2008)
Putnam Asset Allocation – Growth Portfolio (effective May 15, 2008)
Putnam VT Global Asset Allocation Fund (effective May 15, 2008)
Putnam Diversified Income Trust (effective May 15, 2008)
Putnam VT Diversified Income Fund (effective May 15, 2008)
Putnam Emerging Markets Equity Fund (effective May 9, 2008)
Putnam Europe Equity Fund (effective May 15, 2008)
Putnam Global Equity Fund (effective May 15, 2008)
Putnam VT Global Equity Fund (effective May 15, 2008)
Putnam Global Income Trust (effective May 15, 2008)
Putnam Global Natural Resources Fund (effective May 15, 2008)
Putnam High Yield Advantage Fund (effective May 15, 2008)
Putnam High Yield Trust (effective May 15, 2008)
Putnam VT High Yield Fund (effective May 15, 2008)
Putnam Income Strategies Fund (effective May 15, 2008)
Putnam International Capital Opportunities Fund (effective May 15, 2008)
Putnam International Equity Fund (effective May 15, 2008)
Putnam VT International Equity Fund (effective May 15, 2008)
Putnam International New Opportunities Fund (effective May 15, 2008)
Putnam VT International New Opportunities Fund (effective May 15, 2008)
Putnam International Growth and Income Fund (effective May 15, 2008)
Putnam VT International Growth and Income Fund (effective May 15, 2008)
Putnam Research Fund (effective May 15, 2008)
Putnam VT Research Fund (effective May 15, 2008)
Putnam Utilities Growth and Income Fund (effective May 15, 2008)
Putnam VT Utilities Growth and Income Fund (effective May 15, 2008)
Putnam High Income Securities Fund (effective May 15, 2008)
Putnam Master Intermediate Income Trust (effective May 15, 2008)
Putnam Premier Income Trust (effective May 15, 2008)
Putnam Total Return Fund (effective June 13, 2008)